Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
     The following lists the subsidiaries of the registrant and the state of incorporation of each:

NAME	INCORPORATED

1) The Cortland Savings and Banking Company	Ohio

2) New Resources Leasing Company	Ohio